EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation herein by reference of our report dated October 23, 2003, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 2003, and related schedule, which report appears in the September 30, 2003, annual report on Form 10-K of Vitesse Semiconductor Corporation.

/s/KPMG LLP

Los Angeles, California
January 27, 2004